UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):  October 16, 2008

HEALTH-CHEM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-6787	13-2682801
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization Number)	File Number)	Identification No.)

101 Sinking Springs Lane, Emigsville, PA		17318
(Address of principal executive offices)		(Zip code)

Registrant's telephone number, including area code:                (717) 764-1191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

During the period October 14 through October 16, 2008, Andy Yurowitz, a director and former officer of Health-Chem Corporation (the "Company"), acquired, directly and indirectly, an aggregate of 3,857,315 shares of the Company's common stock.  After giving effect to the acquisition of such shares, Mr. Yurowitz, directly and indirectly, owns 6,302,015 shares of common stock, representing approximately 51.1% of the outstanding shares of the class of common stock.  The acquisition of the shares could be deemed to represent a change in control of the Company.  Of the shares of common stock controlled by Mr. Yurowitz, 3,984,900 shares are registered in his name and 2,317,115 shares are registered in the name of Gaia Pharmaceuticals, LLC ("Gaia"), the sole outstanding interest in which was acquired by Mr. Yurowitz on October 16, 2008.

The table below provides information with respect to the purchases of shares of common stock by Mr. Yurowitz and Gaia in October 2008:

Purchaser	Transferor	Date	Amount	Price Paid	Where and How Transaction Effected
Andy Yurowitz	Albert David Pearls & Gems, Inc.	10/14/08	550,000	$.005	Private negotiated transaction.
Andy Yurowitz	David Hammer	10/14/08	200,000	$.005	Private negotiated transaction
Andy Yurowitz	Ken Brody	10/14/08	550,000	$.045	Private negotiated transaction
Andy Yurowitz	Alan Yurowitz	10/14/08	140,000	$.005	Private negotiated transaction
Andy Yurowitz	Elliot Yurowitz	10/14/08	100,000	$.005	Private negotiated transaction
Andy Yurowitz		10/14/08	200	$.01	Open market

Gaia	Laura Speiser	10/16/08	1,516,593	$.067 (1)	Private negotiated transaction
Gaia	Lauralei Investors, Inc.	10/16/08	266,664	$.067 (1)	Private negotiated transaction
Gaia	Marvin Speiser	10/16/08	525,204	$.067 (1)	Private negotiated transaction
Gaia	Robert Speiser	10/16/08	8,654	$.067 (1)	Private negotiated transaction

(1)	Represents the equivalent price per share paid by Mr. Robbins for the shares of common stock Gaia acquired from the holders thereof based upon his acquisition of Gaia for a price of $155,000.

The acquisitions of the shares of common stock described in the foregoing table were reported by Mr. Yurowitz on a Schedule 13D filed with the Securities and Exchange Commission on October 27, 2008, as amended on November 5, 2008 (the "Schedule 13D"), and a Form 4 filed with the SEC on October 27, 2008.  As reported in the Schedule 13D, Mr. Yurowitz used personal funds to acquire the shares of common stock registered in his name and to acquire the membership interest in Gaia.

On October 16, 2008, in simultaneous transactions, Mr. Robbins acquired the membership interest in Gaia and Gaia acquired the shares of common stock from the holders thereof (or their representatives) in private transactions.  Mr. Robbins paid an aggregate purchase price of $155,000 for all such securities, which he paid from personal funds.  Thereafter, Mr. Robbins sold the membership interest in Gaia to Andy Yurowitz for a price of $1.00.

Mr. Robbins, is the sole member of York Realty Leasing, LLC, the owner of the real property, buildings and equipment utilized by the Company in its operations.  A discussion of the transactions by which he acquired such properties appears under Item 5.02, below.  Mr. Robbins advises that he acquired the shares of the Company's common stock (through Gaia) in order to ensure the continued viability of the Company and protect York Realty Leasing's investment in the property, which is subject to a lease to the Company through December 2019, by situating management with a team that would take a more proactive approach to growing the Company's business.   Mr. Robbins views Mr. Yurowitz as someone who shares this objective.

Messrs. Yurowitz and Robbins have advised the Company that there are no arrangements or understandings between them or their associates with respect to the election of directors or other matters.  There are no arrangements or understandings among any of the members of the board of directors with respect to the election of directors or other matters.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On November 24, 2008, the board of directors adopted a resolution to increase the number of directors constituting the entire board from three persons to five persons and elected William Robbins and Dr. Douglas Rabin to serve as directors of the Company to fill the vacancies on the board resulting therefrom.  Neither Mr. Robbins nor Dr. Rabin currently expects to serve on any committee of the board of directors.

Mr. Robbins is the sole owner of York Realty Leasing LLC which acquired all of the real property, buildings and equipment utilized by the Company in Emigsville, Pennsylvania in December 2004 for a price of $1.9 million.  Concurrent with the sale, the Company entered into a 15-year lease for the property expiring in December 2019, which can be extended by the Company for an additional five years.  The agreement provides for a Company repurchase option at a price of $1,995,000 at any time for the duration of the lease.  The annual lease cost during the initial 15 year term is $212,400.  The proceeds from the sale were used by the Company to satisfy a $1.6 million first mortgage associated with the property and to substantially pay off a $367,500 second mortgage on the property.  Until September 2007, Andy E. Yurowitz, a member of the board of directors, owned 50% of the outstanding membership interests in York Realty, when he sold such interests to Mr. Robbins for a price of $400,000.

On December 3, 2008, the Board of Directors adopted a resolution to increase the number of directors constituting the entire board from five persons to six persons and elected Albert David to serve as a director of the Company to fill the vacancy on the board resulting therefrom.  Mr. David does not currently expect to serve on any committee of the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH-CHEM CORPORATION
Dated: December 10, 2008
	By:	/s/ Ronald J. Burghauser
Ronald J. Burghauser,
Acting Principal Executive Officer